UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2013

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2013, the board of directors of Commercial Vehicle Group, Inc. (the “Company”) appointed Richard P. Lavin as President and Chief Executive Officer effective May 28, 2013. In addition, Mr. Lavin will be appointed as a member of the board of directors to fill the vacancy from the retiring Chief Executive Officer.

Mr. Lavin, 61, retired as Group President of Caterpillar Inc. in December 2012 after having served in that position for more than the past five years. He had responsibility for Caterpillar’s Earthmoving, Excavation and Building Construction Products Divisions, European and South American Manufacturing Operations Division, Caterpillar Japan Ltd. and Growth Markets. Mr. Lavin has served as a director of USG Corporation since November 2009 and as a director of ITT Corporation since May 2013.

The compensation committee of the board of directors approved compensation for Mr. Lavin which will consist of a base salary of $750,000, which will be subject to annual review and adjustment and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time based on a target bonus opportunity of at least 100% of Mr. Lavin’s base salary. Mr. Lavin’s annual bonus for 2013 will be pro-rated based on the portion of such bonus period during the term of his employment. Mr. Lavin will also receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the term of his employment for which employees are generally eligible and will be eligible to receive annual incentive awards under the Company’s Fourth Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) with a target incentive opportunity of up to $750,000. In connection with his appointment, Mr. Lavin will receive a one-time signing bonus of $325,000, which will be subject to recovery by the Company if Mr. Lavin terminates his employment for any reason within 24 months following the date of his employment at a rate of 1/24 per month for each month remaining in the recovery period at the time of termination of employment. In addition, Mr. Lavin will be granted, within 30 days of the effective date, an award of 100,000 shares of restricted stock under the Equity Incentive Plan, which will vest ratably over a period of three years. During the term of his employment, Mr. Lavin will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt for the benefit of its employees generally, subject to satisfying applicable eligibility requirements, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The Company also agreed to pay up to $200,000 of Mr. Lavin’s documented relocation benefits. If Mr. Lavin’s employment is terminated without “cause” prior to a change in control, Mr. Lavin will be entitled to receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG’s payroll practices in effect at the time of employment separation for an additional 24 months. If Mr. Lavin’s employment is terminated without “cause” or for “good reason” within 13 months of a change in control, Mr. Lavin will receive two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years and the continuation of certain benefits as described in the table for a period of 24 months. In addition, upon a termination without “cause” or for “good reason” within 12 months of a change in control, any restrictions on the Mr. Lavin’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested. The terms of Mr. Lavin’s employment will be set forth in an employment agreement between Mr. Lavin and the Company.

In connection with the appointment of Mr. Lavin, the board of directors notified Mervin Dunn that the effective date of his retirement will be May 31, 2013.

Item 8.01.	Other Events.

On May 22, 2013, the Company issued a press release announcing Mr. Lavin’s appointment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated May 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

May 24, 2013	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer